Exhibit 99.1

[LOGO OF CAPTARIS]

FOR IMMEDIATE RELEASE

EDITORIAL CONTACT:

Stacie D. Byars

Director, Investor Relations

425-638-4048

StacieByars@Captaris.com

Captaris Announces Financial Results for Its Fourth Quarter

and Year Ended December 31, 2002

Company Reports Increase in Net Sales; Achieves Fourth Quarter Profitability Goal

Bellevue, WA— March 25, 2003 — Captaris, Inc. (Nasdaq: CAPA), a leading provider of unified communications and mobile business solutions, today reported financial results for its fourth quarter and year ended December 31, 2002. Highlights included year over year revenue growth and profitability both on a net and pro forma basis for the fourth quarter of 2002.

Net sales for the fourth quarter of 2002 increased 12.4% to $27.2 million, when compared to $24.2 million for the same period in 2001. The company reported net income of $784,000, or $0.02 per share (diluted), for the fourth quarter as compared to a loss of $2.8 million, or $0.09 per share, for the same quarter of 2001. Pro forma net income for the fourth quarter of 2002 was $945,000, or $0.03 per share, as compared with a pro forma net loss of $1.1 million or $0.03 per share for the fourth quarter of 2001. A reconciliation of pro forma and as-reported results is provided in the table below.

For the year ended December 31, 2002, net sales were $94.6 million, a 2.7% increase over $92.1 million in 2001. Net loss for 2002 was $7.4 million, or $0.23 per share, and includes charges totaling $2.7 million for the cumulative effect of a change in accounting principle related to the adoption of the new financial accounting standard on goodwill, staff reduction charges, amortization of intangibles, and other charges, as well as benefit from stock based compensation. This compares with a net loss for the year ended December 31, 2001 of $12.0 million, or $0.37 per share, which is inclusive of acquisition and related charges, amortization of intangibles, restructuring charges and stock- based compensation expense. The pro forma loss totaled $1.8 million, or $0.06 per share, for the year ended December 31, 2002, compared to pro forma loss of $5.8 million or $0.18 per share in the prior year.

“We are extremely pleased to have achieved our target of profitability in the fourth quarter and demonstrated year over year revenue growth in these uncertain economic times,” said David P.

Captaris Announces Financial Results for Fourth Quarter and Year Ended December 31, 2002

Anastasi, president and CEO of Captaris. “As we enter 2003, we will continue to strive to improve operating efficiencies and maintain our disciplined approach to financial management.”

The company began 2002 with $77 million in cash and investments. During 2002 the company spent $3.4 million on share repurchases, made significant investments to each of its product lines and expanded its international presence in Europe. The company concluded the year with $73 million in cash and investments and no debt.

2001 Re-audit

As previously reported, the company restated its financial statements for the year ended December 31, 2001, and engaged its independent auditors to re-audit those financial statements. The company originally reported a net loss of $0.37 per share for 2001. The error requiring the re-audit that resulted from the gross-up of deferred taxes and goodwill associated with the acquisition of Infinite Technologies increased that reported net loss to $0.38 per share. After recording all adjustments proposed by its independent auditors, the company is reporting a final restated net loss of $0.37 per share and revenue of $92.1 million, up slightly from the $91.9 million previously reported. As a result of the time required for the re-audit of the company’s 2001 financial statements, additional time was required to complete the audit of its 2002 financial statements and, accordingly, the company was required to delay its announcement of the results reported above from its normal earnings announcement schedule. The amounts reported in this release for 2001 are on a restated basis. Given the proximity of the completion of the 2001 re-audit and the filing of the company’s Form 10-K for the year ended December 31, 2002, the restated financial statements for the year ended December 31, 2001 and for each of the quarters ended March 31, June 30 and September 30, 2001 will be filed in the company’s annual report on Form 10-K for the year ended December 31, 2002, which will be filed with the Securities and Exchange Commission on or before March 31, 2003.

Stock Repurchase

As previously announced, in August 2000, the Board of Directors of Captaris approved a plan to repurchase up to $15.0 million of its common stock. To date, Captaris has repurchased approximately $4.8 million of its common stock, or 2.3 million common shares, pursuant to the repurchase program. The company may repurchase shares in the future subject to open trading windows, overall market conditions, stock prices, and the company’s cash position and requirements going forward. Captaris intends to provide updates on the status of its repurchase program each quarter in its Quarterly Reports on Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

Captaris Announces Financial Results for Fourth Quarter and Year Ended December 31, 2002

Guidance Update

The company’s previously reported guidance for the first quarter of 2003 did not contemplate the impact of the combination of a slow economy and world events on the timing of decisions to purchase the company’s products. As a result, achievement of the company’s previously provided guidance targets for its first quarter of 2003 will depend on product orders booked and shipped in the final days of the quarter.

Pro Forma Results

Pro forma results are provided as a complement to results provided in accordance with accounting principles generally accepted in the United States. Management uses such pro forma measures internally to evaluate the company’s performance and manage its operations. Pro forma amounts for the company exclude variable accounting charges for stock-based compensation, amortization and impairment of intangible assets, restructuring charges, acquisition and other charges. A reconciliation of the pro forma results referred to above and as-reported results is provided in the table below.

About Captaris

Captaris is a leading provider of unified communications and mobile business solutions that allow companies to improve business communications with customers, partners and employees. The company provides access to and control of critical business information from almost any communications device and enhances communications workflow by improving the way in which company stakeholders exchange information.

The company specializes in developing and marketing CallXpress unified messaging, RightFax fax and communications servers, MediaLinq electronic document delivery services, and the Infinite Mobile Delivery product line. Captaris has more than 80,000 systems installed and over one million users worldwide, with 80 percent of Fortune 100 companies using the company’s award winning products and services. Founded in 1982, Captaris is publicly traded under the symbol “CAPA” on the NASDAQ National Market. Captaris maintains a site on the World Wide Web at www.captaris.com.

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as “aims,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects” or “targets” or nouns corresponding to such verbs. Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of the management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect Captaris’ actual

Captaris Announces Financial Results for Fourth Quarter and Year Ended December 31, 2002

results include, among others, the potential failure to maintain and expand Captaris’ network of dealers and resellers or to establish and maintain strategic relationships, inability to integrate recent and future acquisitions, inability to develop new products or product enhancements on a timely basis, inability to protect our proprietary rights or to operate without infringing the patents and proprietary rights of others, and quarterly and seasonal fluctuations in operating results. More information about factors that potentially could affect Captaris’ financial results is included in Captaris’ most recent quarterly report on Form 10- Q filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, Captaris undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

Captaris products RightFax, CallXpress, MediaLinq and Infinite are trademarks of Captaris. All other company, brand and product names are the property and/or trademarks of their respective companies.

CAPTARIS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Quarter Ended December 31,		Year Ended December 31,
	2002	2001	2002	2001
		(as restated)		(as restated)

Net sales	$27,223	$24,205	94,601	92,087
Cost of sales	10,340	9,201	35,608	35,153

Gross profit	16,883	15,004	58,993	56,934

Operating expenses:
Research and development	3,434	2,757	11,969	13,517
Selling, general and administrative	13,722	14,283	49,782	55,038
Amortization of intangibles	151	1,290	1,202	5,161
Impairment of intangibles (1)	—	—	5,529	—
Acquisition and related charges	—	—	—	1,900
Restructuring charges (2)	—	—	2,119	1,042
Stock compensation expense	96	1,399	(1,151)	1,399
Other charges (2)	—	—	875	—

Total operating expenses	17,403	19,729	70,325	78,057

Operating income (loss)	(520)	(4,725)	(11,332)	(21,123)
Other income, net.	858	668	2,246	3,251

Income (loss) before income tax expense (benefit) and cumulative effect of change in accounting principle	338	(4,057)	(9,086)	(17,872)
Income tax expense (benefit).	(446)	(1,216)	(4,377)	(5,916)

Income (loss) cumulative effect of change in accounting principle	784	(2,841)	(4,709)	(11,956)
Cumulative effect of change in accounting principle	—	—	(2,695)	—

Net income (loss)	$784	$(2,841)	$(7,404)	$(11,956)

Basic net income (loss) per share	$0.02	$(0.09)	$(0.23)	$(0.37)
Diluted net income (loss) per share	$0.02	$(0.09)	$(0.23)	$(0.37)

Weighted average common shares outstanding	31,530	31,711	31,780	32,020
Diluted weighted average common shares outstanding	31,579	31,711	31,780	32,020

Pro forma net income (loss) (3)	$945	$(1,093)	$(1,831)	$(5,780)

Pro forma basic net income (loss) per share	$0.03	$(0.03)	$(0.06)	$(0.18)

(1)	In the second quarter of 2002, an impairment of intangibles of $5,529,000 was recorded as a result of a review performed in accordance with FAS 144.

(2)	The first quarter of 2002 contained restructuring charges of $2,119,000 related to the previously announced reduction in work force that took place in January and other charges of $875,000 related to the prior-years portion of the AudioFax settlement. In the first quarter of 2001 restructuring charges of $1,042,000 were incurred related primarily to the consolidation of the Tucson and Kirkland operations.

(3)	Pro forma amounts are derived from historical financial statements excluding restructuring charges, variable accounting charges for stock-based compensation, amortization and impairment of goodwill and other intangible assets and acquisition and related charges. The tax effect of items excluded in the pro forma presentation was calculated using the company’s actual expected effective tax rate for the period. Pro forma amounts are not intended to replace amounts calculated in accordance with generally accepted accounting principles; rather they are a supplemental financial measurement used by management and certain industry analysts to evaluate Captaris’ operations. See table below for reconciliation of pro forma net income.

The following table reflects the differences between pro forma and as-reported net income (loss) (in thousands):

	Quarter ended December 31,		Year Ended December 31,
	2002	2001	2002	2001
		(as restated)		(as restated)

As reported net income (loss)	$784	$(2,841)	$(7,404)	$(11,956)

Pro forma adjustments:
Stock based compensation	96	1,399	(1,151)	1,399
Amortization of goodwill and intangibles	151	1,290	1,202	5,161
Acquired research and development	—	—	—	1,900
Impairment of intangibles	—	—	5,529	—
Restructuring charge	—	—	2,119	1,042
Other charges	—	—	875	—
Tax effect of pro forma adjustments	$(86)	$(941)	$(3,001)	$(3,326)

Pro forma net income (loss)	$945	$(1,093)	$(1,831)	$(5,780)

CAPTARIS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

Balance Sheet:	December 31,
	2002	2001
		(As restated)

ASSETS
Cash and cash equivalents	$11,261	$12,817
Short-term investments, available for sale	41,229	30,373
Accounts receivable, net	17,811	14,737
Inventories	2,928	4,033
Deferred and prepaid income taxes	4,308	7,880
Prepaid expenses and other assets	1,544	2,240

Total current assets	79,081	72,080

Long-term investments, available for sale	20,599	34,490
Equipment and leasehold improvements, net	7,595	7,585
Goodwill, net	8,976	12,104
Intangibles and other assets, net	2,480	8,810
Restricted cash	1,000	—
Deferred income taxes	1,546	2,769

Total assets	$121,277	$137,838

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$7,204	$5,097
Accrued compensation and benefits	4,186	6,519
Deferred revenue	8,185	7,433
Other accrued liabilities	3,401	2,963
Current portion of note payable to related party	—	527

Total current liabilities	22,976	22,539

Deferred income taxes	—	3,301
Note payable to related party, net of current portion	—	882

Total liabilities	22,976	$26,722

Shareholders’ equity:
Common stock and additional paid-in capital	60,841	66,260
Retained earnings	37,148	44,552

Accumulated other comprehensive income (loss)	312	304

Total shareholders’ equity	98,301	111,116

Total liabilities and shareholders’ equity	$121,277	$137,838